EXHIBIT 10.7

EUROSITE POWER LIMITED

SERVICE AGREEMENT BETWEEN EUROSITE POWER LIMITED AND PAUL J. HAMBLYN

THIS AGREEMENT is made on July 18, 2011

BETWEEN

(1)	EuroSite Power Limited a company incorporated in England, (registered number 7379560), whose registered office is at 12 York Gate, London (the "Company"); and

(2)	Paul Hamblyn of 9 Leaside Way, Cheshire SK9 1EW, United Kingdom (the "Executive").

AGREED TERMS

1.	Definitions and Interpretations

1.1	In this agreement including any schedules the following expressions shall have the following meanings:

“Board” means the board of directors of the Company from time to time or any committee of the Board duly appointed by it;

“Business Day” means any day other than a Saturday, Sunday or any other day which is a public holiday in the place from which the notice in question was sent;

“Confidential Information” means the information identified as confidential in the CPI Deed;

“Counterparty” means any supplier, client, customer, person, firm, company or other entity whatsoever:

(i)	who or which is an investor in the Company at the Termination Date or who or which invested in the Company at any time in the period of 12 months immediately preceding the Termination Date;

(ii)
who or which had regular dealings with the Company in connection with or arising out of the business of the Company at the Termination Date or at any time in the period of 12 months immediately preceding the Termination Date (and shall include without limitation any person, company, or other entity with whom there was an actual arrangement for a joint venture with the Company or an arrangement for the provision of goods or services to, by, or in conjunction with the Company);

(iii)
who or which is a client or customer of the Company at the Termination Date or who or which was a client or customer of the Company at any time in the period of 12 months immediately preceding the Termination Date;

and in each case:

(iv)	with whom or with which the Executive had material dealings in the course of the Employment;

(v)	of or about whom the Executive acquired confidential information as set out in the CPI Deed or trade secrets or material knowledge or material information in the course of the Employment; or

(vi)	with whom or with which any employee who was under the direct or indirect supervision of the Executive had material dealings in the course of his employment,

at any time in the period of 12 months immediately preceding the Termination Date;

“CPI Deed” means the confidentiality and proprietary information deed between the Executive and the Company dated July 18, 2011;

“Effective Date” means July 18, 2011;

“Employment” means the employment of the Executive by the Company;

“Group” means the Company and its Group Members;

“Group Member” means the Company and any "group undertaking" (as defined in section 1161 of the Companies Act 2006) of the Company;

“Parent Company” means EuroSite Power Inc.;

“Prospective Counterparty” means any supplier, client, customer, person, firm, company or other entity whatsoever with whom or with which the Company during the 12 months immediately preceding the Termination Date had negotiations or discussions regarding:

(vii)	possible investment in the Company;

(viii)	having regular dealings with the Company in connection with or arising out of the business of the Company;

and in each case:

(ix)	with whom or which during such period the Executive shall have had material dealings in the course of the Employment;

(x)	of whom or which during such period the Executive shall have acquired Confidential Information or trade secrets or material knowledge or material information in the course of the Employment; or

(xi)	with whom or which during such period any employee who was under the direct or indirect supervision of the Executive had material dealings in the course of his employment,

during the period of 12 months immediately preceding the Termination Date; and

“Termination Date” means the date on which the Executive's employment under this agreement terminates.

1.2	In this agreement and any schedules:

(a)
reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

(b)	reference to the singular includes a reference to the plural and vice versa;

(c)	reference to any clause or schedule is to a clause or schedule (as the case may be) of or to this agreement;

(d)	reference to any gender includes a reference to all other genders; and

(e)
references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s).

2.	Commencement of Employment

2.1	The Company shall employ the Executive and the Executive agrees to act as a Managing Director on and subject to the terms and conditions specified in this agreement.

2.2	The Employment shall begin on the Effective Date and shall continue until terminated in accordance with the terms of this agreement.

2.3	The Executive's period of continuous employment for the purposes of the Employment Rights Act 1996 began on the Effective Date.

2.4	The Executive warrants that by entering into this agreement he will not be in breach of any express or implied terms of any contract with or any other obligations to any third party.

2.5
The Executive warrants that he has the unrestricted right to work in the United Kingdom without any additional immigration approvals and that he has provided the Company with all necessary assistance to enable the Company to comply with its duties under the Immigration Asylum and Nationality Act 2006.  The Executive undertakes to notify the Company immediately if any such right ceases, or is reasonably expected to cease during the Employment and to immediately provide the Company with written details of changes to his personal circumstances that might affect his immigration permission.

2.6
In order for the Company to comply with its duties to prevent illegal working, if the Executive is a sponsored migrant under the Points Based System, the Executive is required to notify the Company in writing within five working days of any change in the Executive’s personal contact details (home address, home telephone number and mobile telephone number).

2.7
The Executive undertakes to provide on request, and if necessary at least once in every 12 month period, the Executive’s original passport and other satisfactory documentary evidence of his right to work in the UK.  The Executive acknowledges that his continuing employment with the Company is conditional on compliance with this obligation and the duties in clauses 2.5 and 2.6, and that failure to comply to the Company's satisfaction may result in disciplinary action under the Company's Disciplinary Procedure.

2.8	The Company reserves the right to review, revise, amend or replace clauses within this agreement or Company handbook from time to time reflecting the changing needs of the business.

3.	Duties

The Executive:

(a)
shall faithfully and diligently perform such duties and exercise such powers as may be assigned to or vested in the Executive from time to time by or under the authority of the Chief Executive Officer or the Board in such manner as shall be specified by or under the authority of the Chief Executive Officer or the Board and shall use his best endeavours to promote, protect and develop the interests of the Company and any Group Member as directed by the Chief Executive Officer or the Board;

(b)	acknowledges and agrees that the Company may at its sole discretion require him to perform his duties jointly with another person or persons;

(c)	shall report to the Chief Executive Officer of the Parent Company as and when reasonably required or to such other person as the Chief Executive Officer or the Board may direct;

(d)
shall devote the whole of his time attention and abilities to the performance of his duties during the Company's normal business hours of 9.30 am to 5.30 pm Monday to Friday inclusive and at such other times as may reasonably be necessary in the interests of the Company (unless prevented by illness or other incapacity and except as may from time to time be permitted or required by the Chief Executive Officer or the Board);

(e)
acknowledges that he holds a senior executive position with certain autonomous decision taking powers and therefore is not subject to regulation 4(1) of the Working Time Regulations 1998 but without prejudice to that the Executive accepts that by signing this agreement he has agreed that, insofar as it would apply to the Employment, regulation 4(1) of the Working Time Regulations 1998 shall not apply unless the Executive withdraws such agreement by giving to the Company not less than three months prior notice in writing;

(f)	undertakes not to harm the reputation of the Company or any Group Member;

(g)
shall report to the Chief Executive Officer of the Parent Company his own wrongdoing and any wrongdoing or proposed wrongdoing of any employee or director of the Company or any Group Member immediately on becoming aware of it;

(h)	shall report to the Chief Executive Officer of the Parent Company:

(i)	the plans of any other senior employee to leave the Company or any Group Member (whether alone or in concert with any other employee);
(ii)	the plans of any other senior employee (whether alone or in concert with any other employee) to join a competitor or to establish a business in competition with the Company or any Group Member;
(iii)	the misuse by any employee of any Confidential Information belonging to the Company or any Group Member;
(i)	shall ensure that he meets the requirements of any regulatory body or any other entity whose consent or approval is required to enable him to undertake any of his duties; and

(j)
shall when requested to do so, fully and promptly give the Chief Executive Officer or the Chief Executive Officer or the Board such explanations, information and assistance as it may require relating to the transactions and affairs of the Company and any Group Member of which the Executive shall have knowledge or of which the Executive ought to have knowledge.

4.	Place of Employment

4.1
The Executive's place of employment shall be at his main home residence from time to time or at such other place within the United Kingdom as the Company may reasonably require including at any office location the Company may from time to time use as its premises.

4.2
The Executive shall travel to such parts of the world as the Chief Executive Officer or the Board may direct or authorise.  If the Company requires the Executive to work outside the United Kingdom for a period of more than one month it will provide him with written details of any terms and conditions which may apply to that work and to his return to the United Kingdom.

5.	Remuneration and Benefits

5.1	Salary

(a)
The Executive shall be paid a basic salary of £101,500 per annum for the proper performance of his duties which shall be subject to deduction of tax and National Insurance contributions.  This salary will accrue from day to day and will be payable by equal monthly instalments in arrears on the 1st day of each month and will include any director's and other fees and emoluments receivable by him as a director of the Company or of any Group Member.

(b)
The basic salary will be reviewed, but need not be increased, by the Chief Executive Officer of the Parent Company on and with effect from January 2012 and thereafter not less than once in each calendar year.  There will be no review of the salary after notice of termination has been given by either party.

(c)	The Executive will not be entitled to receive any additional remuneration for work performed outside normal business hours for the Company.

(d)
The Executive will be entitled to a first year bonus equal up to 12% of the first year paid basic salary for goals met. The goals will be established during the Executive’s first month of employment.  Each year’s bonus amount and goals will be reviewed and established by the Chief Executive Officer of the Parent Company on and with effect from January 2012 and thereafter not less than once in each calendar year.  There will be no review of the bonus after notice of termination has been given by either party.

5.2
In addition to the above remuneration the Executive shall be entitled to receive £550 per month to purchase benefits such as medical, pension and vehicle of his choosing, of which he shall provide appropriate evidence to the Company in respect of such benefits obtained.  That amount shall be paid together with and in the same manner as the Employee's salary.

5.3	Should the Executive participate in any insurance or assurance scheme provided for the Executive by the Employer form time to time, such participation:

(a)	is subject to its terms and conditions from time to time in force;

(b)	is conditional on the Executive satisfying any applicable requirements of the insurers;

(c)	is subject to the Company's right to alter the cover provided or any term of the scheme or to cease to provide (without replacement or compensation) the scheme at any time; and

(d)
is subject to the Executive and any insured dependants satisfying the normal underwriting requirements of the relevant insurance provider and the relevant premium being at a rate which the Company considers reasonable.

5.4
The Company shall not have any liability to pay any benefit to the Executive or any dependant under any insurance or assurance scheme provided by it for the Executive unless it receives payment of the benefit from the insurer under the scheme.

5.5
Nothing in this agreement shall constrain or prevent the Company from terminating the Executive's employment, notwithstanding that the Executive is or may be entitled to receive benefit payments or other benefits under any PHI Scheme from time to time in force.

5.6	Details of benefits referred to in clause 5 may be obtained from the Chief Executive Officer of the Parent Company.

6.	Expenses and Receipts

6.1
Subject to clause 6.2, the Executive shall be reimbursed all reasonable hotel, travelling, entertainment and other expenses properly incurred by him in the course of the Employment in accordance with the Company's regulations from time to time.

6.2	Reimbursement of expenses incurred by the Executive will only be made on production of valid receipts for such expenses acceptable to the Company.

6.3
The Executive must not without the prior written authorisation of the Chief Executive Officer or the Board or in breach of any applicable legislation directly or indirectly seek, receive or obtain, in respect of the performance of his duties or of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Member, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement (“Inducement”) (whether in cash or in kind).  In the event that the Executive or any person on the Executive's behalf directly or indirectly receives any such Inducement, the Executive must immediately account to the Company for the amount so received.

7.	Pension

7.1	The Executive is not eligible for membership of any occupational pension scheme

7.2	A contracting-out certificate is not in force in respect of the Executive's employment.

8.	Holidays

8.1
The Executive shall in addition to normal public holidays in England and Wales be entitled to 4 weeks' (20 working days) paid holiday during each year commencing on 1 January and pro rata for any shorter period.

8.2
The holiday year is from 1 January to 31 December.  No untaken holiday at the end of that year may be carried forward  and there shall be no entitlement to pay in respect of accrued but not taken holiday except under clause 8.4.

8.3	The times at which annual holidays may be taken are at the discretion of the Company, and not more than two weeks may be taken at any one time.

8.4
On termination of the Employment the Executive shall be entitled to receive a payment representing holiday accrued and as yet untaken on a pro rata basis for the number of completed calendar months he has worked during the current holiday year.  For these purposes any paid holiday that has been taken by the Executive (including any paid holiday on public holidays) shall be deemed first to be statutory paid holiday.  If the Executive has taken holidays in excess of his accrued entitlement he will be required to refund to the Company a sum representing such unearned holiday.  Payments under this clause 8.4 shall be calculated at a rate of [1/260th] of annual basic salary payable to the Executive pursuant to clause 5.1 from time to time per day of holiday.

8.5
During any continuous period of sickness absence of one month or more the Employee shall only accrue holiday at the rate specified by the Working Time Regulations 1998.  The Executive may decide to take paid holiday to which he is entitled during a period of sickness absence subject to the provisions of clauses 8.2 to 8.4.  He shall not be entitled to any Company Sick Pay during any period for which holiday has been approved.  Should he be absent due to sickness at the end of a holiday year he shall lose any accrued but untaken holiday entitlement in excess of any statutory holiday entitlement.

9.	Sickness Absence

9.1
Subject to the Executive's compliance with the Company's sickness absence procedures (as amended from time to time) and clause 9.2 he shall continue to receive his full salary and contractual benefits (other than any bonus or performance-related benefits) ("Company Sick Pay") during any period of absence due to any sickness or injury which prevents the Executive from carrying out his duties for up to an aggregate of two weeks in any 52 week period.  Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence.

9.2
The Company reserves the right not to pay Company Sick Pay to the Executive in circumstances where a medical practitioner has certified that the Executive is "maybe fit to work", and the Company agrees to make any adjustments necessary, but the Executive does not return to work.

9.3
The Executive agrees to consent to medical examinations (at the Company's expense) by a medical practitioner nominated by the Company at any time during the Employment should the Company so require.  The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant medical practitioner and otherwise, as appropriate.

9.4
Without prejudice to clause 11, if, in the opinion of the Chief Executive Officer or the Board, the Executive is or has been or may be unable to perform his duties properly by reason of sickness or injury for a period or periods exceeding an aggregate of three months in any 12 month period the Company shall be entitled to terminate the Employment by giving three months' notice less the aggregate of any periods during which he has been paid salary under clause 9.1 during the 12 months prior to the giving of such notice provided that the period of notice will not be less than the statutory minimum period of notice and notwithstanding that any entitlement of the Executive to any insurance or assurance benefit, including under the Company's permanent health insurance scheme, may be lost or diminished.

9.5
If the Executive's absence is caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

(a)	forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded as a result of such negligence;

(b)	if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(i)	the amount of damages recovered by the Executive under any compromise, settlement or judgment; and

(ii)	the sums advanced to the Executive by the Company in respect of the period of incapacity.

10.	Outside Interests

During the Employment (including without limitation during any period for which clause 11.2 is operated) the Executive shall not (save with the prior written consent of the Chief Executive Officer or the Board):

(a)
directly or indirectly be engaged, concerned or interested in any capacity in any business, trade or occupation (including without limitation the setting up of any business, trade or occupation) other than that of the Company except as a holder of not more than five per cent. of the issued shares or securities of any companies which are listed or dealt in on any recognised stock exchange or market.  For this purpose "occupation" shall include any public, private, or charitable work which the Chief Executive Officer or the Board considers may hinder or interfere with the performance of the Executive's duties; or

(b)
introduce to any person, firm or company other than any Group Member, or transact for the account of himself or any other person, firm or company other than any Group Member, business of any kind with which the Company is able to deal.

11.	Termination

11.1	Notice of Termination

Either party may terminate the Employment by giving to the other six months notice in writing.
11.2
If written notice is given by the Executive or by the Company to terminate the Employment or in circumstances where the Executive has purported to resign without giving due notice the Company may, subject to clause 11.3:

(a)	require the Executive to perform such duties as the Chief Executive Officer or the Board may direct;

(b)	require the Executive to perform no duties;

(c)	require the Executive not to have any communication with any Counterparty or Prospective Counterparty of the Company or any Group Member in relation to the business of the Company or any Group Member;

(d)
require the Executive not to contact or have any communication with any employee, officer, director, agent or consultant of the Company or of any Group Member in relation to the business of the Company or any Group Member; and

(e)	require the Executive not to remain or become involved in any respect with the business of the Company or any Group Member except as required by such Group Member or Company,

and in each case the Company will continue to pay the Executive salary and provide all other benefits arising under this agreement during the period of notice except that notwithstanding any other terms of this agreement bonus or other performance related benefits shall not accrue.  During such period of notice, the Executive shall remain an employee of the Company and bound by the terms of his contract of employment.

11.3
The Company may in its sole and absolute discretion terminate the Executive's employment forthwith at any time (whether or not notice to terminate has already been given) by paying the Executive a lump sum equal to his basic salary only (as at the Termination Date) in accordance with clause 5.1 in lieu of any required notice or balance of such notice, together with any accrued but untaken holiday pay entitlement pursuant to clause 8.

11.4
Where the Company terminates this agreement otherwise than in accordance with the provisions of clause 11.2 or 11.3 (subject always to the provisions of clause 11.7) the Executive shall not be entitled to enforce any claim as a contractual debt or as liquidated damages and his sole remedy will be a claim in damages and any such damages to which the Executive may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.

11.5
Upon the termination of the Employment for whatever reason or after notice having been served at the request of the Company or if the Executive shall cease for any reason to be a director of the Company the Executive shall forthwith, if so required by the Company:

(a)
resign without any claim for compensation or damages from any office or appointment held by him in the Company or in any Group Member, and of all other companies of which he shall have been appointed a director by the Company or Group Member by virtue of any right of nomination vested in such member; and

(b)
transfer any shares held by the Executive in the Company required to be transferred either in accordance with the Company's articles of association or any agreement by which the Executive is bound and deliver to the Company certificates thereof.

11.6
The Executive hereby irrevocably authorises the Company to appoint such person in his place and on his behalf to do all such things and execute all such documents which he is obliged to execute and do under this agreement (including without limitation those documents which may be necessary for, or incidental to, his resignation from office and transfer of shares).

11.7
Notwithstanding clauses 11.1 and 9.4, the Company shall be entitled to terminate the Employment summarily by written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this agreement and to the Executive's continuing obligations under this agreement):

(a)
if the Executive commits any serious or wilful or (after warning) persistent breach or breaches of any express or implied term of his employment or refuses or neglects to comply with any reasonable direction of the Company;

(b)
if the Chief Executive Officer or the Board has reason to believe that the Executive has committed any criminal offence or been guilty of any dishonesty or serious misconduct in each case whether during the performance of his duties or otherwise which in the opinion of the Chief Executive Officer or the Board renders the Executive unfit to continue as an executive of the Company;

(c)
if the Chief Executive Officer or the Board has reason to believe the Executive has done anything which would be likely adversely to prejudice the reputation or interests of the Company or any Group Member for which the Executive has performed duties during the Employment;

(d)
if the Executive shall petition for a bankruptcy order or have a bankruptcy order made against him or take the benefit of any legislation for the relief of insolvent debtors or make any composition with his creditors or shall become prohibited by law from being a director or taking part in the management of the Company whether under the Company Directors Disqualification Act 1986 or any statutory modification or re-enactment thereof for the time being in force or otherwise;

(e)
if the Executive has, in the opinion of the Chief Executive Officer of the Parent Company, failed to perform his duties to a standard satisfactory to the Chief Executive Officer of the Parent Company, after having received a written warning from the Company relating to the same;

(f)	if any information relating to the Executive's suitability for employment by the Company and provided in the course of applying for employment is found to be untrue or misleading; or

(g)
if the Executive fails or ceases to meet the requirements of, or is guilty of a serious breach of the rules of, any regulatory body or any other entity whose consent or approval is required to enable the Executive to undertake all or any of his duties or if the warranties by the Executive at clause 2 are found to be misleading or incorrect.

12.	Suspension

If the Company has reason to suspect that any one or more of the events set out in clause 11.7 has occurred or if the Company has reason to suspect the Executive has acted or omitted to act in a manner which amounts to misconduct, the Company may suspend the Executive on such terms as to payment of salary and other benefits or otherwise as the Company may think fit pending further investigations PROVIDED THAT in the event of any such suspension being made the Executive shall have the right to terminate his employment forthwith by notice in writing to the Company but without any claim for compensation.

13.	Grievance, Disciplinary and Dismissal Procedure

13.1
If the Executive has any grievance relating to the Employment he should raise the matter with the Chief Executive Officer of the Parent Company in writing and he should state the basis for the grievance.  The Executive will be invited to a meeting to discuss the matter.  After the meeting, the Chief Executive Officer of the Parent Company will respond to the Employee as soon as practicable. If the matter is not then settled the Executive may submit an appeal in writing to the Company’s Chief Executive Officer or the Board.  An appeal meeting will be convened and the Executive will be invited to attend.  The Executive will be given a written response as soon as practicable thereafter.  The appeal decision will be final.  This policy does not form part of the Executive's contract of employment.

13.2
The Company will have reference to the relevant ACAS Code in relation to disciplinary procedures and appeals in respect of disciplinary decisions can be made to the Company’s Board. The relevant ACAS Code does not form part of the Executive's contract of employment.

14.	Duties upon Termination

Upon termination of the Employment for whatever reason or after notice having been served at the request of the Company the Executive shall immediately:

(a)
hand over to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business of the Company or any Group Member, any magnetic discs on which information relating to the business is stored and any keys, credit cards and other property of the Company or any Group Member (including in particular any car provided to the Executive) which may be in his possession, custody, care or control and shall provide a signed statement that he has complied fully with the terms of this clause;

(b)
irretrievably delete any information relating to the business of the Company or any Group Member stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require;

(c)	comply with the provisions of clauses 11.5 and 11.6 of this agreement; and

(d)	provide a signed statement that he has complied fully with his obligations under this clause 14.

15.	Data Protection

15.1
The Executive agrees that personal data (other than sensitive personal data) relating to him and to his employment with the Company may to the extent that it is reasonably necessary in connection with his employment or the business of the Group in any jurisdiction:

(a)	be collected and held (in hard copy and computer readable form) and processed by the Company; and

(b)
be disclosed or transferred to other employees of the Company or any other Group Member and their employees; any other persons as may be reasonably necessary; and as otherwise required or permitted by law.

15.2
The Executive agrees that the Company may process sensitive personal data relating to him, including medical details and details of gender, race and ethnic origin.  Personal data relating to gender, race and ethnic origin will be processed by the Company only for the purpose of monitoring any equal opportunities policy the Company may operate, with a view to enabling equal opportunities to be promoted and maintained.  The Executive agrees that the Company may disclose or transfer such sensitive personal data to other persons if it is required or permitted by law to do so or, in the case of personal data relating to gender, race or ethnic origin, for the purpose of monitoring or enabling the monitoring of any equal opportunity policy of the Company.

15.3
The Executive consents to the transfer and disclosure of personal data as set out above which shall apply regardless of the country to which the data is to be transferred whether within or outside the European Economic Area.  Where the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that the Executive's rights and freedoms in relation to the processing of the relevant personal data are adequately protected.

15.4
The Company may, from time to time, monitor the Executive's use of the internet and of email communications received, created, stored, sent or forwarded by the Executive on equipment provided by the Company to the Executive for the performance of his duties where reasonably necessary to check facts relevant to the business, ensure compliance with Company policies and procedures and investigate or detect unauthorised use of the Company system.

16.	Notices

16.1	Any notice or other written communication given under or in connection with this agreement shall be delivered personally or sent by pre-paid recorded delivery or registered post or by facsimile.

16.2
The address for service of the Company shall be its registered office marked for the attention of the Chief Executive Officer of the Parent Company and in the case of the Executive shall be his address stated in this agreement or if any other permanent address has previously been notified to the Company to the address so notified.

16.3	Any notice or other written communication shall be deemed to have been served:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the time of posting;

(c)
if sent by facsimile message, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent.

16.4
In proving service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and delivered into the custody of the postal authority as a recorded delivery or registered post or in the case of a facsimile message that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written communication showing the recipient's facsimile number and the number of pages transmitted.

17.	Deductions

For the purposes of the Employment Rights Act 1996 the Executive consents to the deduction from any sum otherwise payable to the Executive by reason of the Employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may have against the Executive, including but not limited to:

(a)	overpayment of wages or expenses;

(b)	the Executive's failure to comply with the requirements of clause 9.2;

(c)	loans or advances on wages which the Company may from time to time make to the Executive;

(d)	the cost of repairing any damage or loss to the Company's property caused by the Executive; and

(e)	any losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

18.	Third Party Rights

No term of this agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

19.	Miscellaneous

19.1
Save as expressly provided in this agreement no term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party.  The Company and the Executive may amend this agreement only by letter or written instrument signed by both the Company and the Executive.

19.2
The headings to the clauses and any underlining in this agreement and in any schedule[s] are for ease of reference only and shall not form any part of this agreement for the purposes of construction or interpretation.

19.3
Save for the CPI Deed, this agreement sets out the entire agreement and understanding between the Company and the Executive and between any Group Member and the Executive and supersedes all prior agreements, understandings or arrangements whether oral or written or implied in connection with the Employment save only for any terms implied by law.  The Executive acknowledges and warrants that he is not entering into this agreement in reliance on any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this agreement (unless such representation, warranty or understanding was made fraudulently).

19.4	There are no collective agreements which directly affect the terms and conditions of the Employment.

19.5
If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

20.	Law and Jurisdiction

This agreement and any dispute or claim arising out or in connection with it or its subject matter or formation (including non-contractual claims or disputes) shall be governed by and construed in accordance with the law of England and Wales and each party to this agreement submits to the non-exclusive jurisdiction of the courts of England and Wales.

Executed and delivered as a deed on the date and year first mentioned above.

EXECUTED as a DEED	)
For and on behalf of	)
EuroSite Power Limited	)

/s/ Barry J. Sanders
Chief Executive Officer & Director

EXECUTED as a DEED	)
By Paul Hamlyn	)
in the presence of:	)

/s/ Paul J. Hamblyn
the Executive

in the presence of:

Name:	/s/ Amanda Hamblyn
Address:	9 Leaside Way, Cheshire SK9 1EW, United Kingdom